Exhibit (a)(1)(A)

Town Hall March 3, 2023

2 Recognizing Our People ▪ Stock option exchange offer ▪ Rolls out Monday, March 6th, ends on Monday, April 3 rd ▪ Webcast on Monday at 10 a.m. Eastern, recorded and posted on our intranet, Our ADCT ▪ Emails and instructions will be sent to you from Equity Methods AwardTraq CONFIDENTIAL – For ADCT Internal Use Only